ARTICLES OF AMENDMENT TO THE
                         ARTICLES OF INCORPORATION OF
                           SOUTHWEST AIRLINES CO.

                             ARTICLE ONE

  Southwest Airlines Co. (the "Corporation"), pursuant to the provisions of
Article 4.04 of the Texas Business Corporation Act, hereby adopts these Articles of Amendment to its Articles of Incorporation.

                            ARTICLE TWO

   ARTICLE FOUR is amended by the deletion in its entirety of the first paragraph thereof, and by inserting in lieu thereof the following paragraph:

            The aggregate number of shares which the corporation shall have authority to issue is Six Hundred Eighty
            Million (680,000,000) shares of Common Stock of the par value of One Dollar ($1) each.

                           ARTICLE THREE

    The amendment made by these Articles of Amendment was duly adopted by the shareholders of the Corporation on May 16, 1996.

                           ARTICLE FOUR

   The number os shares outstanding on the record date for such shareholders meeting was 144,547,692 and the number of shares entitled to vote on such amendment as 144,547,692. 113,039,223 shares were voted for the amendment and 7,904,058 shares were voted against the amendment.

    IN WITNESS THEREOF, the Corporation has caused these Articles of Amendment to be executed this 16 day of May, 1996.

                                         SOUTHWEST AIRLINES CO.

                                         by: /s/ Gary C. Kelly
                                             Gary C. Kelly
                                             Vice President and
                                             Cheif Financial Officer